MMC Energy, Inc. Announces Forward Capacity Sales for its California Plants

NEW YORK, November 24, 2008/ PrimeNewswire/ -- MMC Energy, Inc. (Nasdaq: MMCE) today announced that it executed Resource Adequacy Contracts with an investment-grade power marketer to sell its Net Qualified Capacity from two of the three wholly owned power plants that MMC operates in the California Independent System Operator ("CAISO") control area.

The contracts are expected to provide MMC aggregate revenues equal to $1.74 million, net of direct selling costs, and completes MMC’s forward sales of Net Qualified Capacity from its existing CAISO generation portfolio for 2009.

MMC retained the energy and ancillary services revenue components of these plants, which provide additional revenue streams.

MMC’s Chula Vista, Escondido, and Mid-Sun facilities were all successfully re-commissioned by MMC and provide electricity and ancillary services to the energy-scarce Southern California market. All three plants can reach base-load power output in less than 10 minutes to meet peak load requirements. The facilities are fueled with natural gas and have state of the art emission control systems.

About MMC Energy, Inc.:

MMC, based in New York and San Diego, acquires and actively manages electricity generating and energy infrastructure-related assets in the United States. MMC is traded on the NASDAQ Global Market in the United States.

MMC's mission is to acquire, directly or through joint ventures, a portfolio of small to mid-size natural gas fueled electricity generating assets, generally below 250 megawatts or "MW."

MMC creates long-term value for its stockholders through disciplined asset acquisitions and hands-on post-acquisition asset management. MMC actively invests in electricity assets that provide essential services to key transmission-constrained markets such as California, where regulatory capacity requirements and a lack of local electricity supplies make peak electricity generation facilities valuable.

To date, MMC has acquired three electricity generating assets in California, totaling 110 MW of capacity. MMC is upgrading two of these assets, the 100 MW MMC Chula Vista Energy Upgrade Project and the 50 MW MMC Escondido Upgrade, both located in San Diego County, California, replacing the existing 44.5 MW facilities at each site.

Forward Looking Statements:
This press release contains 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, including those statements regarding MMC's ability to expand existing generating facilities and exploit acquisition opportunities. Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements, including those risks described in MMC’s Annual Report on Form 10-K, its most recent prospectus filed with the SEC on November 19, 2007 and in its other public filings. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. MMC undertakes no obligation to update these forward-looking statements.

Contact:

MMC Energy Inc.
Denis G. Gagnon, Chief Financial Officer
(212) 977-0900
www.mmcenergy.com

BPC Financial Marketing
Investor Contact:
John Baldissera
(800) 368-1217